EXHIBIT 16.1

For Immediate Release

Press Contacts:        Charles T. Jensen                     David A. Kaminer
                       NeoMedia Technologies, Inc.           The Kaminer Group
                       +(239) 337-3434                       +(914) 684-1934
                       cjensen@neom.com                      dkaminer@kamgrp.com

      NeoMedia Names Martin N. Copus To Lead Worldwide PaperClick Business

                                       --

              Global Marketing Expert and Mobile Marketing Pioneer
                  Named COO and Head of Wireless Business Unit

FT. MYERS, Fla., April 18, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), an innovator in wireless services and patented technologies that provide automatic links to Internet-based information, today named Martin N. Copus, a global and interactive marketing executive who has worked with many of the world's leading brands, as its COO and to the newly-created position of chief executive of its PaperClick wireless business unit.

      The announcement was made by Charles T. Jensen, President and CEO of NeoMedia, to whom Mr. Copus will report and who previously also held the COO title.

      As U.K. managing director of 12Snap, an internationally-acclaimed, award-winning mobile marketing company focusing on wireless channels, Mr. Copus led development and implementation of interactive marketing programs for major blue-chip companies including McDonald's(R) (NYSE: MCD), Kellogg(R) (NYSE: K), Procter & Gamble(R) (NYSE: PG), Coca-Cola(R) (NYSE: KO), Safeway(R) (NYSE: SWY), Budweiser(R) (NYSE: BUD), and 20th Century Fox(R). He also supervised the world's largest text-and-win promotion for Walkers(R) (Frito-Lay(R)), which was featured on more than a quarter-billion packs and which delivered text credits over-the-air directly into consumers' accounts.

      Subject to authorization, Mr. Copus will relocate to Fort Myers from London, where he will be responsible for NeoMedia's worldwide PaperClick(R) business, overseeing the sales, technical, and marketing staffs in Chicago, Fort Myers and London, together with the company's international network of value-added resellers.

      NeoMedia's patented PaperClick applications turn cell phones into bar code-scanning marketing tools, connecting global marketers' consumers directly to customized content on the mobile Web via mobile phones and other Web-enabled
mobile  wireless  devices   including   Blackberry's(R)   and  other  PDA's.

'A Highly-Experienced Executive'

      "Martin Copus is a highly-experienced executive with an impressive marketing services resume spanning nearly 25 years," said Mr. Jensen. "He has led successful product launches and marketing efforts in the U.S., Europe, the Middle East and Asia, and is known as someone who achieves goals across international borders. We welcome him to NeoMedia and to leading the drive to develop and market our PaperClick wireless services worldwide."

      Prior to running the U.K. operations of 12Snap, Mr. Copus's background included assignments as executive director of Huntsworth PLC, a marketing services group listed on the main board of the London Stock Exchange; Worldwide Board Director of Interpublic Group's Ammirati Puris Lintas advertising unit; and senior vice president of Leo Burnett Company Inc., Chicago, responsible for its Marlboro(R) USA advertising and marketing services account.

'PaperClick - a Groundbreaking Technology'

      "I am very excited about helping realize the global promise of NeoMedia's PaperClick suite of wireless applications," said Mr. Copus. "This is a groundbreaking technology that can change how we live."

      "Through the partnership agreement with 12Snap, I've worked for more than a year with NeoMedia's management - CEO Chuck Jensen, and company founder and Chairman Chas Fritz - and am looking forward to joining them full time to help make PaperClick the go-to component of the mobile marketing and CRM (Customer Relationship Marketing) boom in the U.S. as well as the mobile-mature markets of Europe," he said.

PaperClick Wireless Technology

      The patented PaperClick mobile marketing applications provide one-click links from popular mobile/cell phones to mobile Internet content:

      - PaperClick Mobile Go-Window(TM), which links consumers to the mobile web via brand names and tag lines (registered in the PaperClick WordRegistry(TM)) entered in a horizontal text-entry bar on the screen of a wireless device, and

      - PaperClick for Camera Phones(TM) which provides mobile Internet connection by the handset camera clicking on a barcode - either already-in-the-market one-dimensional UPC, EAN, JAN and ISBN codes, or two-dimensional codes created and placed on packaging, literature, ads, posters, etc.

About NeoMedia Technologies, Inc.

NeoMedia  Technologies,  Inc.  (www.neom.com)  is a developer and  international marketer of software and patented technologies, including PaperClick (www.PaperClick.com) for Camera Phones(TM) and the PaperClick Mobile Go-Window, which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick For Camera Phones, PaperClick Mobile Go-Window and PaperClick WordRegistry are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.